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                                                                  Exhibit (A)(7)


                                    Offer by

                            Curtis International Ltd.

                              to Purchase for Cash
                          all Outstanding Common Shares

                                       at

                           $0.80 Net Per Common Share



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       THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:00 P.M., NEW YORK
       CITY TIME, ON FRIDAY, JUNE 15, 2001, UNLESS THE OFFER IS EXTENDED.
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                                                                     May 1, 2001

To Our Clients:

         Enclosed for your consideration are an Offer to Purchase, dated May 1, 2001 (the "Offer to Purchase"), and a related Letter of Transmittal in connection with the offer by Curtis International Ltd., an Ontario corporation (the "Company"), to purchase for cash all outstanding shares of its common stock, no par value per share (the "Common Shares"), of the Company at a price of $0.80 per Common Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer").

         We are (or our nominee is) the holder of record of Common Shares held by us for your account. A tender of such Common Shares can be made only by us or our nominee as the holder of record and pursuant to your instructions. The letter of transmittal is furnished to you for your information only and cannot be used by you to tender Common Shares held by us for your account.

         We request instructions as to whether you wish to have us tender on your behalf any or all of the Common Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer.

Your attention is invited to the following:

         1. The tender price is $0.80 per Common Share, net to the seller in cash.

         2. The Offer is being made for all outstanding Common Shares.

         3. The Board of Directors of the Company (the "Board") has received a fairness opinion (the "Fairness Opinion") from Rodman & Renshaw, Inc., an investment bank ("Rodman"), that the price at which the Company is offering to purchase the Common Shares (the "Common Share Offer Price") of $0.80 is fair, from a financial point of view. Neither the Company nor Rodman is making a recommendation with respect to your acceptance of the Company's Offer.

         4. The Offer and withdrawal rights will expire at 4:00 P.M., New York City time, on Friday, June 15, 2001, unless the Offer is extended.

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         5. Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Common Shares by the Company pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is provided or unless the required tax payer identification information is provided. See Instruction 10 of the Letter of Transmittal.

         If you wish to have us tender any or all of your Common Shares, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. An envelope in which to return your instructions to us is enclosed. If you authorize the tender of your Common Shares, all such Common Shares will be tendered unless otherwise specified in your instructions.

     Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the expiration of the Offer.

         The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal and is being made to all holders of Common Shares. The Company is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Common Shares pursuant thereto, the Company will make a good faith effort to comply. If after such good faith effort, the Company cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Common Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction.


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         INSTRUCTIONS WITH RESPECT TO THE OFFER TO PURCHASE FOR CASH ALL
             OUTSTANDING COMMON SHARES OF CURTIS INTERNATIONAL LTD.

         The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 1, 2001 and the related Letter of Transmittal (which together with the Offer to Purchase, constitute the "Offer") in connection with the offer by Curtis International Ltd., an Ontario corporation (the "Company"), to purchase all outstanding shares of common stock, no par value per share (the "Common Shares"), of the Company at a price of $0.80 per Common Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer.

         This will instruct you to tender the number of Common Shares indicated below (or if no number is indicated below, all Common Shares) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer.

                                              SIGN HERE

                                              __________________________________

                                              __________________________________
                                              Signature(s)

                                              __________________________________

Number of Common Shares to be Tendered:
 _______________ Common Shares*               __________________________________
                                              Please type or Print Name(s)

                                              __________________________________

Date ____________ , 2001                      __________________________________
                                              Please type or Print Address(es)

                                              __________________________________
                                              Area Code and Telephone Number

                                              __________________________________
                                              Taxpayer Identification or
                                              Social Security Number



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* Unless otherwise indicated, it will be assumed that all Common Shares held by us for your account are to be tendered.